UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 09/14/2007

Knoll, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-12907

Delaware	13-3873847
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1235 Water Street, East Greenville, Pennsylvania 18041

(Address of principal executive offices, including zip code)

(215) 679-7991

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.	Entry into a Material Definitive Agreement

On September 13, 2007, El Leather Acquisition LLC (“Buyer”), a wholly owned subsidiary of Knoll, Inc., entered into an asset purchase agreement (the “Agreement”) with Teddy & Arthur Edelman, Limited (“Seller”), John Edelman, The Edelman Family Grantor Retained Annuity Trust, and John McPhee. Pursuant to the Agreement, Buyer agreed to acquire substantially all of the assets and to assume certain specified liabilities of Seller, including the assumption of up to $3.7 million in bank indebtedness.

The purchase price for the assets will be approximately $67.0 million, plus the assumption of bank debt not to exceed $3.7 million, and certain contingent payouts based on the future success of the business being acquired.

Pursuant to the terms of the Agreement, Mr. Edelman, Seller’s current President, and Mr. McPhee, Seller’s current Chief Operating Officer, will enter into employment agreements with Buyer at closing, whereby Mr. Edelman will be employed as Buyer’s President and Mr. McPhee will be employed as Buyer’s Chief Operating Officer.

Consummation of the transaction is subject to customary conditions, including expiration or termination of the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period. The transaction is expected to close early in the fourth quarter of 2007, but there can be no assurances that the conditions to closing will be satisfied or waived or that the closing will occur as expected.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement that is filed as Exhibit 2.1 to this Current Report on Form 8-K and which is incorporated by reference into this report. The Agreement has been included to provide investors and shareholders with information regarding its terms. It is not intended to provide any factual information about Knoll or the Seller. The representations, warranties and covenants contained in the Agreement are made only for purposes of that agreement and as of the specific dates set forth therein, are solely for the benefit of the parties thereto, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Agreement, and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Knoll or the Seller or any of their respective subsidiaries or affiliates.

The press release announcing the acquisition is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

2.1	Asset Purchase Agreement, dated September 13, 2007, by and among El Leather Acquisition LLC, Teddy & Arthur Edelman, Limited, John Edelman, The Edelman Family Grantor Retained Annuity Trust, and John McPhee (schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); Knoll, Inc. agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request).

99.1	Press Release, dated September 13, 2007, announcing acquisition agreement.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knoll, Inc.

Date:	September 14, 2007	By:	/s/ Barry L. McCabe
Barry L. McCabe
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-2.1	Asset Purchase Agreement, dated September 13, 2007, by and among El Leather Acquisition LLC, Teddy & Arthur Edelman, Limited, John Edelman, The Edelman Family Grantor Retained Annuity Trust, and John McPhee

EX-99.1	Press Release, dated September 13, 2007, announcing acquisition agreement